UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 8, 2020

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Blvd, Suite 300, Atlanta GA  30319

(Address of principal executive offices / Zip Code)

(404) 566-4865

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	HDVY	NA

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On May 8, 2020 the Board amended the Company Bylaws to, among things, allow for the Company’s meeting of shareholders to be held solely by means of remote communication as authorized by, and to the extent permitted by, Executive Order No. 03.20.20.02 of the State of Georgia or the laws of the State of Georgia. As a Georgia corporation, the Company Bylaws did not allow for shareholder meetings to be held solely by means of remote communication. Given the circumstances related to the COVID-19 pandemic and regulations relating to gatherings, these changes were made to allow for the annual shareholder meeting to be held solely by means of remote communication. The amendment was approved by unanimous consent of the Company’s Board. A copy of the amended Bylaws is attached as Exhibit 3.2.

Item 8.01 Other Events.

On March 25, 2020, the Securities and Exchange Commission announced that it is extending the filing periods covered by its previously enacted conditional reporting relief for certain public company filing obligations under the federal securities laws. Specifically, the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder dated March 25, 2020 (Release No. 34-88465) (the “Order”) extends the filing date of the Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Report”) due to the circumstances related to COVID-19. Health Discovery Corporation (the “Company”) will be relying on this Order and intends to comply within the timeframe authorized by the Order. In particular, COVID-19 has caused severe disruptions in transportation and limited access to the Company’s facilities, resulting in limited support from its staff and professional advisors. This has, in turn, delayed the Company’s ability to complete its audit and prepare the Report. Notwithstanding the foregoing, the Company expects to file the Report as soon as possible.

In light of the current COVID-19 pandemic, the Company will be including the following disclosure in the Management’s Discussion and Analysis of Financial Condition Section in its Report:

The recent coronavirus (COVID-19) outbreak could adversely affect our financial condition and results of operation.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. The impact of the outbreak of COVID-19 on the businesses and the economy in the United States and the rest of the world is unknown but does appear to be significant. The extent to which the COVID-19 outbreak will impact business and the economy is highly uncertain and cannot be predicted. Accordingly, we cannot predict the extent to which our financial condition and results of operations will be affected.

As previously disclosed, Health Discovery Corporation (the “Company”) stated that it intended to schedule a shareholder meeting as soon as possible, but no later than June 30, 2020. On March 20, 2020, the Company’s board of directors (the “Board”) decided to hold the annual meeting of shareholders on May 27, 2020. On May 12, 2020, the Company posted information for this annual meeting of shareholders on the Company website, www.healthdiscoverycorp.com, under the section titled “Shareholder Meeting Information.”

As previously disclosed, on March 2, 2020, two shareholders of the Company, William F. Quirk, Jr. (“Quirk”) and Cindy Bear (“Bear”), filed a lawsuit against the Company alleging misconduct by the Company and its directors. On March 5, 2020, the Court denied Bear and Quirk’s motion for a temporary restraining order.

The Court scheduled a hearing on Bear and Quirk’s motion for a preliminary injunction on March 27, 2020. The week before the hearing, Fox Rothschild LLP, counsel for Bear and Quirk, agreed to continue and reschedule the hearing. No hearing date has since been rescheduled.

On May 5, 2020, Fox Rothschild LLP moved to withdraw as counsel for Bear and Quirk abruptly and without notice. On May 13, 2020, the Court entered an order granting the law firm’s withdrawal as counsel. As of May 13, 2020, Bear and Quirk are representing themselves pro se.

The Company will continue to refute the baseless claims brought by Bear and Quirk, and is evaluating its rights including, but not limited to, recoupment from Bear and Quirk of the Company’s attorneys’ fees and costs incurred in doing so.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

3.2	Amendment to the Bylaws of Health Discovery Corporation.
99.1	Plaintiff’s Counsel Motion to Withdrawal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: May 14, 2020	By:	/s/ George H. McGovern, III
George H. McGovern, III Chairman & Chief Executive Officer